As filed with the Securities and Exchange Commission on September 24, 2026

Registration No. 333-263303

Registration No. 333-253894

Registration No. 333-236868

Registration No. 333-231559

Registration No. 333-223470

Registration No. 333-216446

Registration No. 333-210225

Registration No. 333-202856

Registration No. 333-200225

Registration No. 333-198206

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-263303)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-253894)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-236868)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-231559)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-223470)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-216446)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-210225)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-202856)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-200225)

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-8 (Registration No. 333-198206)

UNDER THE SECURITIES ACT OF 1933

THERAVANCE BIOPHARMA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands (State of Other Jurisdiction of Incorporation or Organization)	98-1226628 (I.R.S. Employer Identification No.)

c/o Theravance Biopharma US, LLC

901 Gateway Boulevard

South San Francisco, CA 94080

(650) 808-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Theravance Biopharma, Inc. 2014 New Employee Equity Incentive Plan

Theravance Biopharma, Inc. 2013 Equity Incentive Plan

Theravance Biopharma, Inc. 2013 Employee Share Purchase Plan

(Full titles of the plans)

Scott Platshon

President

108 Patriot Drive, Suite A

Middletown, Delaware 19709

(Name and address of agent for service)

(302) 274-8744

(Telephone number, including area code, of agent for service)

Copies to:

Graham Robinson Rachael G. Coffey Dan Li Kirkland & Ellis LLP 200 Clarendon Street Boston, MA 02116 (212) 446 4800

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended. ☐

DEREGISTRATION OF SECURITIES

Theravance Biopharma, Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all securities of the Company’s ordinary shares, par value of $0.00001 per share, previously registered but that remain unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.	Registration Statement No. 333-263303, filed with the SEC on March 4, 2022, relating to the Theravance Biopharma, Inc. 2013 Equity Incentive Plan and the Theravance Biopharma, Inc. 2013 Employee Share Purchase Plan, as amended;
2.	Registration Statement No. 333-253894, filed with the SEC on March 4, 2021, relating to the Theravance Biopharma, Inc. 2013 Equity Incentive Plan and the Theravance Biopharma, Inc. 2013 Employee Share Purchase Plan, as amended;
3.	Registration Statement No. 333-236868, filed with the SEC on March 3, 2020, relating to the Theravance Biopharma, Inc. 2013 Equity Incentive Plan and the Theravance Biopharma, Inc. 2013 Employee Share Purchase Plan, as amended;
4.	Registration Statement No. 333-231559, filed with the SEC on May 17, 2019, relating to the Theravance Biopharma, Inc. 2013 Equity Incentive Plan and the Theravance Biopharma, Inc. 2013 Employee Share Purchase Plan, as amended;
5.	Registration Statement No. 333-223470, filed with the SEC on March 6, 2018, relating to the Theravance Biopharma, Inc. 2013 Equity Incentive Plan and the Theravance Biopharma, Inc. 2013 Employee Share Purchase Plan, as amended;
6.	Registration Statement No. 333-216446, filed with the SEC on March 3, 2017, relating to the Theravance Biopharma, Inc. 2013 Equity Incentive Plan and the Theravance Biopharma, Inc. 2013 Employee Share Purchase Plan, as amended;
7.	Registration Statement No. 333-210225, filed with the SEC on March 15, 2016, relating to the Theravance Biopharma, Inc. 2013 Equity Incentive Plan and the Theravance Biopharma, Inc. 2013 Employee Share Purchase Plan, as amended;
8.	Registration Statement No. 333-202856, filed with the SEC on March 18, 2015, relating to the Theravance Biopharma, Inc. 2013 Equity Incentive Plan and the Theravance Biopharma, Inc. 2013 Employee Share Purchase Plan, as amended;
9.	Registration Statement No. 333-200225, filed with the SEC on November 14, 2014, relating to the Theravance Biopharma, Inc. 2014 New Employee Equity Incentive Plan; and
10.	Registration Statement No. 333-198206, filed with the SEC on August 18, 2014, relating to the Theravance Biopharma, Inc. 2013 Equity Incentive Plan and the Theravance Biopharma, Inc. 2013 Employee Share Purchase Plan, as amended.

On September 23, 2026, pursuant to an Agreement and Plan of Merger, dated as of June 28, 2026, by and among the Company, Zymeworks Inc., a Delaware corporation (“Parent”), and Zymeworks Merger Sub 1, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby amends the Registration Statements to remove from registration all such securities, as applicable, registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middletown, State of Delaware, on September 24, 2026.

THERAVANCE BIOPHARMA, INC.

By:	/s/ Scott Platshon
Name:	Scott Platshon
Title:	President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 of the Securities Act of 1933, as amended.